Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Park-Ohio Holdings Corp. for the registration of common stock and debt securities and to the incorporation by reference therein of our reports dated March 15, 2013, with respect to the consolidated financial statements and schedule of Park-Ohio Holdings Corp., and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
June 12, 2013